EXHIBIT 99.7

Last Updated 1/28/2005

Pinnacle West Capital Corporation
Earnings Variance Explanations
For Periods Ended December 31, 2004 and 2003

     This discussion explains the changes in our consolidated earnings for the three-month and twelve-month periods ended December 31, 2004 and 2003. Condensed Consolidated Statements of Income for the three months and twelve months ended December 31, 2004 and 2003 follow this discussion. We will file our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 on or before March 16, 2005. We have reclassified certain prior-period amounts to conform to our current period presentation. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).

Earnings Contribution by Business Segment

     We have three principal business segments (determined by services and the regulatory environment):

•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electricity service to “Native Load” customers) and related activities, and includes electricity generation, transmission and distribution;

•	our marketing and trading segment, which consists of our competitive energy business activities, including wholesale marketing and trading and APS Energy Services’ commodity-related energy services; and

•	our real estate segment, which consists of SunCor’s real estate development and investment activities.

     The following table summarizes net income by segment for the three months and twelve months ended December 31, 2004 and the comparable prior-year periods (dollars in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Regulated electricity	$1	$8	$151	$170
Marketing and trading	(3)	1	18	9
Real estate	30	35	40	45
Other (a)	1	1	26	2

Income from continuing operations	29	45	235	226
Discontinued operations – net of tax (see “Discontinued Operations” below)	5	4	8	15

Net income	$34	$49	$243	$241

(a)	The twelve months ended December 31, 2004 includes a $35 million gain ($21 million after-tax) related to the sale of El Dorado’s limited partnership interest in the Phoenix Suns.

General

     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment and our marketing and trading segment, gross margin refers to electric operating revenues less purchased power and fuel costs. Our real estate segment gross margin refers to real estate revenues less real estate operations costs of SunCor. “Gross margin” is a “non-GAAP financial measure,” as defined in accordance with Securities and Exchange Commission rules. We view gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our management in analyzing our business segments. We believe that investors benefit from having access to the same financial measures that our management uses.

     As of June 30, 2004, we completed amortization of our regulatory assets related to a 1999 regulatory settlement approved by the Arizona Corporation Commission.

Operating Results – Three-month period ended December 31, 2004 compared with the three-month period ended December 31, 2003

     Our consolidated net income for the three months ended December 31, 2004 was $34 million compared with $49 million for the prior-year period. The $15 million decrease in the period-to-period comparison reflected the following changes in earnings by segment:

•	Regulated Electricity Segment – Net income decreased approximately $7 million primarily due to lower income tax credits, increased operations and maintenance costs related to customer service and personnel costs and the effects of weather on retail sales. These negative factors were partially offset by the absence of regulatory asset amortization and decreased purchased power and fuel costs due to lower effective prices for natural gas.

•	Marketing and Trading Segment – Net income decreased approximately $4 million primarily due to increased costs related to a new power plant placed in service in mid-2004 partially offset by higher forward prices for wholesale sales of electricity.

•	Real Estate Segment – Net income decreased approximately $6 million primarily due to decreased asset sales partially offset by increased land sales.

     Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Decreased purchased power and fuel costs due to lower effective prices for natural gas	$5	$3
Effects of weather on retail sales	(7)	(4)
Miscellaneous items, net	(3)	(2)

Net decrease in regulated electricity segment gross margin	(5)	(3)

Marketing and trading segment gross margin:
Higher mark-to-market gains on contracts for future delivery due to higher forward prices for wholesale electricity	8	5
Increase in generation sales other than Native Load due to higher sales volumes and higher unit margins	3	1
Lower unit margins and lower competitive retail sales volumes in California by APS Energy Services	(4)	(2)

Net increase in marketing and trading segment gross margin	7	4

Net increase in gross margin for regulated electricity and marketing and trading segments	2	1
Lower real estate segment contributions primarily due to decreased asset sales, a portion of which was recorded in other income in the prior period, partially offset by higher land sales	(6)	(5)
Higher operations and maintenance expense primarily related to higher customer service costs, a new power plant in service and personnel costs	(19)	(11)
Interest expense net of capitalized financing costs, decreases (increases):
New power plant in service	(5)	(3)
Lower debt balances and rates	3	2
Depreciation and amortization decreases (increases):
Absence of regulatory asset amortization	22	13
New power plant in service	(3)	(2)
Increased delivery and other assets	(3)	(2)
Lower income tax credits	—	(11)
Miscellaneous items, net	(2)	3

Net decrease in net income	$(11)	$(15)

     The increase in net costs (primarily net interest expense, depreciation and operations and maintenance expense) related to a new power plant placed in service in mid-2004 by Pinnacle West Energy totaled approximately $6 million after income taxes in the three months ended December 31, 2004 compared with the prior-year period.

Regulated Electricity Segment Revenues

     Regulated electricity segment revenues were $3 million lower for the three months ended December 31, 2004 compared with the prior-year period primarily as a result of:

•	a $15 million decrease in retail revenues related to milder weather;

•	an $11 million increase in retail sales volumes related to customer growth and higher average usage, excluding weather effects; and

•	a $1 million increase due to miscellaneous factors.

Marketing and Trading Segment Revenues

     Marketing and trading segment revenues were $38 million higher for the three months ended December 31, 2004 compared with the prior-year period primarily as a result of:

•	a $40 million increase from generation sales other than Native Load primarily due to higher wholesale market prices and higher sales volumes, including sales from a new power plant in service;

•	$8 million in higher mark-to-market gains for future-period deliveries primarily as a result of higher forward prices for wholesale electricity; and

•	a $10 million decrease from lower competitive retail sales volumes in California by APS Energy Services.

Real Estate Revenues

     Real estate revenues were $23 million lower for the three months ended December 31, 2004 compared with the prior year period primarily due to decreased asset sales partially offset by increased land sales.

Operating Results – Twelve-month period ended December 31, 2004 compared with the twelve-month period ended December 31, 2003

     Our consolidated net income for the twelve months ended December 31, 2004 was $243 million compared with $241 million for the prior-year period. The $2 million increase in the period-to-period comparison reflected the following changes in earnings by segment:

•	Regulated Electricity Segment – Net income decreased approximately $19 million primarily due to higher costs (primarily interest expense, depreciation, operation and maintenance costs, and property taxes, net of gross margin contributions) related to a new power plant placed in service in mid-2003; increased operations and maintenance costs primarily related to customer service and personnel costs; lower income tax credits; higher depreciation related to delivery and other assets; the effects of milder weather on retail sales; and a retail electricity rate decrease in mid-2003. These negative factors were partially offset by lower regulatory asset amortization, and higher retail sales volumes due to customer growth and usage.

•	Marketing and Trading Segment – Net income increased approximately $9 million primarily due to higher forward and realized prices for wholesale electricity partially offset by lower margins in California by APS Energy Services and increased costs related to a new power plant placed in service in mid-2004.

•	Real Estate Segment – Net income decreased approximately $11 million primarily due to the 2003 gain on the sale of SunCor’s water utility company, which was reported as discontinued operations, and decreased asset sales partially offset by increased land sales.

•	Other Segment – Net income increased approximately $23 million primarily due to a $21 million after-tax gain related to the sale of El Dorado’s limited partnership interest in the Phoenix Suns.

     Additional details on the major factors that increased (decreased) income from continuing operations and net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher retail sales volumes due to customer growth, excluding weather effects	$43	$26
Lower replacement power costs due to fewer unplanned outages	6	4
Effects of weather on retail sales	(17)	(10)
Retail electricity price reduction effective July 1, 2003	(13)	(8)
Increased purchased power and fuel costs due to higher fuel and power prices	(4)	(2)
Miscellaneous factors, net	(8)	(6)

Net increase in regulated electricity segment gross margin	7	4

Marketing and trading segment gross margin:
Higher mark-to-market gains on contracts for future delivery due to higher forward prices for wholesale electricity	28	17
Higher realized margins on energy trading primarily due to higher electricity prices	18	11
Increase in generation sales other than Native Load due to higher sales volumes and higher unit margins	9	5
Lower unit margins and lower competitive retail sales volumes in California by APS Energy Services	(22)	(13)

Net increase in marketing and trading segment gross margin	33	20

Net increase in gross margin for regulated electricity and marketing and trading segments	40	24
Lower real estate segment contributions primarily due to decreased asset sales, a portion of which was recorded in other income in the prior period, partially offset by higher land sales (see “Discontinued Operations” below)	(7)	(5)
Higher other income due to the sale of El Dorado’s limited partnership interest in the Phoenix Suns	35	21
Higher operations and maintenance expense primarily related to customer service costs, new power plants in service and personnel costs	(48)	(29)
Interest expense net of capitalized financing costs, decreases (increases):
New power plants in service	(23)	(14)
Lower other debt balances and rates partially offset by increased utility plant in service	9	5
Depreciation and amortization decreases (increases):
Lower regulatory asset amortization	68	41
New power plants in service	(14)	(8)
Increased delivery and other assets	(20)	(12)
Higher property taxes due to increased plant in service	(12)	(7)
Lower income tax credits	—	(17)
Miscellaneous items, net	8	10

Net increase in income from continuing operations	$36	9

Discontinued operations (primarily real estate segment)		(7)

Net increase in net income		$2

     The increase in net costs (primarily interest expense, depreciation and operations and maintenance expense, net of gross margin contributions) related to new power plants placed in service in mid-2003 and mid-2004 by Pinnacle West Energy totaled approximately $26 million after income taxes in the twelve months ended December 31, 2004 compared with the prior-year period.

Regulated Electricity Segment Revenues

     Regulated electricity segment revenues were $57 million higher for the twelve months ended December 31, 2004 compared with the prior-year period primarily as a result of:

•	a $101 million increase in retail revenues related to customer growth and higher average usage, excluding weather effects;

•	a $42 million decrease in retail revenues related to milder weather;

•	a $13 million decrease in retail revenues related to a reduction in retail electricity prices; and

•	an $11 million increase due to miscellaneous factors.

Marketing and Trading Segment Revenues

     Marketing and trading segment revenues were $70 million higher for the twelve months ended December 31, 2004 compared with the prior-year period primarily as a result of:

•	a $47 million increase from generation sales other than Native Load primarily due to higher wholesale market prices and higher sales volumes, including sales from the new power plants in service;

•	$28 million in higher mark-to-market gains for future-period deliveries primarily as a result of higher forward prices for wholesale electricity;

•	$20 million of higher energy trading revenues on realized sales of electricity primarily due to higher electricity prices; and

•	a $25 million decrease from lower competitive retail sales volumes in California by APS Energy Services.

Other Revenues

     Other revenues were $15 million higher for the twelve months ended December 31, 2004 compared with the prior-year period primarily due to higher non-commodity revenues at APS Energy Services.

Discontinued Operations

     In 2003, SunCor sold its water utility company, which resulted in an after-tax gain of $8 million ($14 million pretax). The amounts of the gain on the sale and operating income of the water utility company are classified as discontinued operations on our Condensed Consolidated Statements of Income.

     In the fourth quarter of 2003, SunCor sold a retail center, which resulted in an after-tax gain of $2 million ($3 million pretax). The gain on the sale and the operating income related to this property in 2003 are classified as discontinued operations on our Condensed Consolidated Statements of Income.

     In November 2004, we sold our investment in NAC Holding Inc. and NAC International Inc. (“NAC”). The transaction resulted in an after-tax gain of approximately $2 million and is classified as discontinued operations. All revenues and expenses for NAC have been reclassified to discontinued operations on our Condensed Consolidated Statements of Income.

     The following chart provides a summary of SunCor and NAC income from discontinued operations (after income taxes) for the three months and twelve months ended December 31, 2004 and the comparable prior periods (dollars in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
SunCor	$2	$3	$4	$10
NAC	3	1	4	5

Total income from discontinued operations	$5	$4	$8	$15

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	December 31,		Increase (Decrease)
	2004	2003	Amount	Percent
Operating Revenues
Regulated electricity segment	$429,295	$432,246	$(2,951)	0.7%	W
Marketing and trading segment	129,684	91,447	38,237	41.8%	B
Real estate segment	165,827	188,718	(22,891)	12.1%	W
Other revenues	9,912	11,155	(1,243)	11.1%	W

Total	734,718	723,566	11,152	1.5%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	125,024	122,947	2,077	1.7%	W
Marketing and trading segment purchased power and fuel	112,886	81,661	31,225	38.2%	W
Operations and maintenance	159,431	140,244	19,187	13.7%	W
Real estate segment operations	112,526	148,677	(36,151)	24.3%	B
Depreciation and amortization	98,186	113,943	(15,757)	13.8%	B
Taxes other than income taxes	27,705	25,419	2,286	9.0%	W
Other expenses	8,215	10,809	(2,594)	24.0%	B

Total	643,973	643,700	273	0.0%	W

Operating Income	90,745	79,866	10,879	13.6%	B

Other
Allowance for equity funds used during construction	2,026	3,046	(1,020)	33.5%	W
Other income	3,336	21,967	(18,631)	84.8%	W
Other expense	(7,066)	(5,785)	(1,281)	22.1%	W

Total	(1,704)	19,228	(20,932)	108.9%	W

Interest Expense
Interest charges	51,214	53,007	(1,793)	3.4%	B
Capitalized interest	(2,774)	(5,383)	2,609	48.5%	W

Total	48,440	47,624	816	1.7%	W

Income From Continuing Operations Before Income Taxes	40,601	51,470	(10,869)	21.1%	W
Income Taxes	11,283	6,419	4,864	75.8%	W

Income From Continuing Operations	29,318	45,051	(15,733)	34.9%	W
Income From Discontinued Operations Net of Income Tax Expense	4,411	4,040	371	9.2%	B

Net Income	$33,729	$49,091	$(15,362)	31.3%	W

Weighted-Average Common Shares Outstanding — Basic	91,620	91,273	347	0.4%
Weighted-Average Common Shares Outstanding — Diluted	91,779	91,403	376	0.4%
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.32	$0.49	$(0.17)	34.7%	W
Net Income — Basic	$0.37	$0.54	$(0.17)	31.5%	W
Income From Continuing Operations — Diluted	$0.32	$0.49	$(0.17)	34.7%	W
Net Income — Diluted	$0.37	$0.54	$(0.17)	31.5%	W

Certain prior year amounts have been reclassified to conform to the 2004 presentation.

     B — Better

     W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	TWELVE MONTHS ENDED
	December 31,		Increase (Decrease)
	2004	2003	Amount	Percent
Operating Revenues
Regulated electricity segment	$2,035,247	$1,978,075	$57,172	2.9%	B
Marketing and trading segment	461,870	391,886	69,984	17.9%	B
Real estate segment	359,792	361,604	(1,812)	0.5%	W
Other revenues	42,816	27,929	14,887	53.3%	B

Total	2,899,725	2,759,494	140,231	5.1%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	567,433	517,320	50,113	9.7%	W
Marketing and trading segment purchased power and fuel	382,147	344,862	37,285	10.8%	W
Operations and maintenance	596,557	548,732	47,825	8.7%	W
Real estate segment operations	289,900	305,974	(16,074)	5.3%	B
Depreciation and amortization	401,105	435,140	(34,035)	7.8%	B
Taxes other than income taxes	122,216	110,270	11,946	10.8%	W
Other expenses	34,108	23,254	10,854	46.7%	W

Total	2,393,466	2,285,552	107,914	4.7%	W

Operating Income	506,259	473,942	32,317	6.8%	B

Other
Allowance for equity funds used during construction	4,885	14,240	(9,355)	65.7%	W
Other income	53,989	35,563	18,426	51.8%	B
Other expense	(21,510)	(20,574)	(936)	4.5%	W

Total	37,364	29,229	8,135	27.8%	B

Interest Expense
Interest charges	195,859	204,339	(8,480)	4.1%	B
Capitalized interest	(16,311)	(29,444)	13,133	44.6%	W

Total	179,548	174,895	4,653	2.7%	W

Income From Continuing Operations Before Income Taxes	364,075	328,276	35,799	10.9%	B
Income Taxes	128,857	102,473	26,384	25.7%	W

Income From Continuing Operations	235,218	225,803	9,415	4.2%	B
Income From Discontinued Operations
Net of Income Tax Expense	7,977	14,776	(6,799)	46.0%	W

Net Income	$243,195	$240,579	$2,616	1.1%	B

Weighted-Average Common Shares Outstanding — Basic	91,397	91,265	132	0.1%
Weighted-Average Common Shares Outstanding — Diluted	91,532	91,405	127	0.1%
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$2.57	$2.47	$0.10	4.0%	B
Net Income — Basic	$2.66	$2.64	$0.02	0.8%	B
Income From Continuing Operations — Diluted	$2.57	$2.47	$0.10	4.0%	B
Net Income — Diluted	$2.66	$2.63	$0.03	1.1%	B

Certain prior year amounts have been reclassified to conform to the 2004 presentation.

     B — Better

     W — Worse